Exhibit 3.39

ARTICLES OF ORGANIZATION

OF

JAXPET, LLC

A LIMITED LIABILITY COMPANY
*  *  *

ARTICLE I

NAME

The name of this limited liability company (the “Company”) is JAXPET, LLC.

ARTICLE II

DURATION

The Company’s duration shall be perpetual unless sooner dissolved.

ARTICLE III

PRINCIPAL OFFICE

The mailing address and street address of the principal office of the Company is 3599 University Blvd. South, Jacksonville, FL 32216.

ARTICLE IV

REGISTERED OFFICE AND AGENT

The initial registered office of the Company is One Independent Drive, Suite 2000, Jacksonville, FL 32202 and its initial registered agent is Gresham R. Stoneburner.

ARTICLE V

PURPOSE AND POWERS

The Company is organized with a general business purpose, has all powers provided by law and may use those powers to any lawful purpose.

Prepared by Gresham R. Stoneburner, Esquire
Stoneburner, Berry & Glocker P.A.
One Independent Drive, Suite 2000
Jacksonville, Florida 82202
Florida Bar NO. 0303546

ARTICLE VI

MANAGEMENT

The Company shall be managed by a manager.  The initial manager shall be

Name	Address
OnCure Technologies	Jeffrey A. Goffman, President 620 Newport Center Dr., Ste 1109 Newport Beach, CA 92660

The initial manager shall serve until the first  meeting of the Company’s members or, if later, until his Successor is elected and qualifies.

ARTICLE VII

ADMISSION OF NEW MEMBERS

The Company may admit new members as provide in the Company’s Operating Agreement.

ARTICLE VIII

CONTINUATION OF BUSINESS

The remaining members of the Company may continue its business upon the death, retirement, resignation, expulsion, bankruptcy or dissolution of a member or the occurrence of any other event, which terminates the continued membership of the member in the Company as provided in the Operating Agreement of the Company.

ARTICLE IX

RELATIONSHIP OR ARTICLES OR ORGANIZATION

TO OPERATING AGREEMENT

If a provisions of these Articles of Organization differs from a provision of the Company’s Operating Agreement, then, to the extent allowed by law, the Operating Agreement will govern.

IN WITNESS WHEREOF, the undersigned has duly executed these Articles of Organization as of this 11 day of July 2002.

/s/ Jeffrey A. Goffman
Jeffrey A. Goffman

CERTIFICATE DESIGNATING
REGISTERED OFFICE AND REGISTERED AGENT FOR THE
PURPOSE OF SERVICE OF PROCESS WITHIN FLORIDA

In compliance with Sections 608.415 and 608.507, Florida Statutes, the following is submitted.

JAXPET, LLC, desiring to organize or qualify under the laws of the State of Florida, hereby designates Gresham R. Stoneburner as its registered agent to accept service of process within the State of Florida and the address of its registered office shall be One Independent Drive, Suite 2000, Jacksonville, FL 32202

Dated this 11 day of July 2002.

/s/ Jeffrey A. Goffman
Jeffrey A. Goffman, President and CEO of
OnCure Technologies

Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity.  I further agree to comply with the provisions of all statures relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Dated this 11th day of July 2002.

/s/ Gresham F. Stoneburner
Gresham F. Stoneburner